Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS ANNOUNCES CHANGE IN EXCLUSIVE DISTRIBUTOR OF TMR
PRODUCTS FROM EDWARDS LIFESCIENCES TO
NOVADAQ TECHNOLOGIES INC.

Company Reports Fourth Quarter and 2006 Results; Provides Update on
RenalGuard™ Product Initiative

Conference Call Scheduled for 4:00 pm Today

FRANKLIN, Mass., March 21, 2007 --- PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today announced that it has reached definitive agreement with Edwards Lifesciences LLC (NYSE: EW), which had been its exclusive sales and marketing partner for TMR products and services in the U.S., to assign this distribution agreement to Novadaq Corp., a wholly-owned U.S. subsidiary of Novadaq Technologies, Inc. (TSX: NDQ), a developer of medical imaging systems for the operating room. Following that assignment, PLC and Novadaq signed a new exclusive distribution agreement.

“Today, we are taking a major step for our TMR business by naming a new partner in Novadaq,” said Mark R. Tauscher, president and chief executive officer of PLC Systems. “We, and Novadaq, see strong synergistic opportunities for our TMR products used in real-time in conjunction with Novadaq’s SPY® Intra-operative Imaging System, for which Novadaq recently built a direct US sales team that targets the same end user as we do, the cardiac surgeon. We appreciate the support of Edwards throughout the launch and building of our TMR business, but recognize that its focus has now moved in other directions, and we are pleased to find a new and able partner in Novadaq to make this a seamless transition for our growing customer base.”

For the exclusive United States distribution rights, Novadaq will pay Edwards cash consideration in the amount of $1 million at closing, an earn-out for the balance of 2007 which is estimated to be $3 million and a final payment of $3 million which is deferred under a one-year secured promissory note.  Novadaq will also purchase Edwards’ inventory and certain property used in its distribution of TMR at Edwards’ net book value.

Subsequently, PLC has reached a new distribution agreement with Novadaq enabling Novadaq to assume a similar role, effective immediately, as PLC’s exclusive distributor for its TMR products in the U.S.  Currently, Novadaq’s U.S. sales force includes direct sales people and clinical educators, all focused on the cardiac surgery customer base, which parallels the customer contact for TMR, and Novadaq intends to expand this team by hiring Edwards’ existing U.S. laser sales force.

Mr. Tauscher added, “This has been a pivotal year for PLC, with the announcement in mid-September of our new product initiative, RenalGuard™, which we believe will enable us to achieve greater long-term growth than we would by focusing on TMR alone. The revenue stream from the TMR business enables us to drive forward on RenalGuard’s clinical program. We remain very excited about the major market opportunity for RenalGuard in preventing Contrast-Induced Nephropathy (CIN), a serious side effect that can result in patient death and that affects at risk patients, who constitute a meaningful portion of the millions of people undergoing imaging procedures worldwide. We continue to work aggressively with institutions to secure approval of our protocol, and while we are encountering some institutional research approval delays, just last week, we announced that the first patients had been successfully treated at Cape Cod Hospital. We continue working toward securing CE Mark approval for RenalGuard therapy by the middle of 2007, followed by initial international distribution starting in the second half of 2007. We are currently targeting FDA approval and the launch of U.S. distribution by the middle of 2009. We continue to see a potential market opportunity for RenalGuard of some $500 million, and we are very excited about our plan to pursue this market aggressively.”

Fourth Quarter and Year Results

The company also today reported financial results for the three and twelve months ended December 31, 2006.

Fourth quarter 2006 total revenues were $1,747,000 compared with $1,811,000 in the fourth quarter of 2005. The net income for the fourth quarter of 2006 was $36,000, or $0.00 per diluted share, compared to a net loss of $397,000, or a loss of $.0.01 per diluted share, in the fourth quarter of 2005. Total revenues for 2006 were $7,146,000 compared to total revenues of $7,636,000 for 2005. Net income for 2006 was $1,319,000, or $0.04 per diluted share, compared to a net loss of $1,268,000, or a loss of $0.04 per diluted share, for 2005. 2006’s net income reflects a gain of $1,432,000 in the first quarter of 2006 from the sale of the company’s Optiwave disposable manufacturing rights to Edwards.

During the fourth quarter of 2006, PLC shipped four new CO2 Heart Lasers (HL2) to U.S. hospitals through Edwards. PLC ended 2006 with 156 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.  Also during the fourth quarter of 2006, a total of 509 disposable kits were shipped worldwide by Edwards and PLC. Edwards delivered 466 of these kits to U.S. hospitals and PLC shipped 43 disposable kits to international customers. In comparison, a total of 555 disposable kits were delivered worldwide during the fourth quarter of 2005.

Conference Call

PLC Systems will be hosting a conference call today, March 21, at 4:00 p.m. Eastern Time to discuss these matters. The call may be joined by dialing (866) 202-0886, or internationally, (617) 213-8841, at least five minutes prior to the start of the call. The passcode is: 59124812. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 19634817, from 6 pm on March 21, 2007 through midnight March 28, 2007.

About PLC Systems Inc.

PLC Systems Inc. (AMEX: PLC) is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The

CO2 Heart Laser is the world’s first TMR angina relief device approved by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare. In addition, the company recently initiated clinical studies for its RenalGuard™ Therapy and RenalGuard™ System. Renal Guard Therapy is a fully-automated, matched fluid replacement system intended for interventional cardiology and radiology patients undergoing diagnostic and therapeutic imaging procedures where contrast agents are administered.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2005, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser and RenalGuard are trademarks of PLC Systems Inc.
Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.
Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

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PLC SYSTEMS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales—Edwards	$1,201	$1,278	$4,918	$5,476
Product sales—other	199	159	744	621
Service fees—Edwards	320	327	1,354	1,311
Service fees—other	27	47	130	228
Total revenues	1,747	1,811	7,146	7,636

Cost of revenues:
Product sales—Edwards	472	485	1,644	2,064
Product sales—other	72	48	387	252
Service fees—Edwards	145	142	550	577
Service fees—other	40	58	151	173
Total cost of revenues	729	733	2,732	3,066

Gross profit	1,018	1,078	4,414	4,570

Operating expenses:
Selling, general and administrative	544	820	3,014	3,336
Research and development	539	720	1,924	2,750
Total operating expenses	1,083	1,540	4,938	6,086

Gain on the sale of manufacturing rights	—	—	1,432	—
Income (loss) from operations	(65)	(462)	908	(1,516)

Other income, net	126	65	436	248

Income (loss) before income taxes	61	(397)	1,344	(1,268)

Provision for income taxes	25	—	25	—

Net income (loss)	$36	$(397)	$1,319	$(1,268)

Basic and diluted income (loss) per share	$0.00	$(0.01)	$0.04	$(0.04)

Average shares outstanding:
Basic	30,268	30,079	30,170	30,074
Diluted	30,723	30,079	30,572	30,074

CONDENSED BALANCE SHEET

	December 31, 2006	December 31, 2005
Cash and short-term investments	$10,034	$9,460
Total current assets	12,802	12,008
Total assets	13,176	12,467
Total current liabilities	2,953	3,044
Shareholders’ equity	7,129	5,543